SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2007

Commission File Number: 333-121034

Bella Trading Company, Inc.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-0990109 (I.R.S. Employer Identification No.)
2119 Arapahoe Street, Golden, Colorado (Address of principal executive offices)	80401 (Zip Code)
(303) 435-3535 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 30, 2007, the board of directors of Bella Trading Company, Inc., a Colorado corporation (“Registrant”) accepted the resignation of Sara Preston as President and Chief Executive Officer of the Registrant and appointed Joseph B. Young to the office of President, Chief Executive Officer and as a director of the Registrant.

Her resignation was not the result of any disagreement with the policies, practices or procedures of the Registrant. The resignation of Ms. Preston is attached hereto as an exhibit. Ms. Preston continues to hold 4,000,000 shares of the Registrant’s common stock, or approximately 67% of the issued and outstanding.

Joseph B. Young, 28, has served as the controller for Fellows Energy, Ltd., a reporting company, since 2005. From 2002 to 2005, Mr. Young was a financial auditor with the firm PricewaterhouseCoopers. Mr. Young holds a bachelor’s degree in Accounting which he earned in 2002 from the University of Utah. Mr. Young is not an officer or director of any other reporting company.

The Registrant anticipates entering into an employment agreement with Mr. Young, the terms of which will be disclosed when available, pursuant to which Mr. Young is expected to receive a salary and/or stock based compensation. Mr. Young does not own any shares of the Registrant’s common stock.

ITEM 9.01 EXHIBITS.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Exhibit
17.1	Resignation of Sara Preston as President only

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bella Trading Company, Inc.

Date: April 30, 2007	By:	/s/ Joseph B. Young
Joseph B. Young, President,
Chief Executive Officer

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